UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2006

URANIUM RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17171	75-2212772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 South Edmonds, Suite 108, Lewisville, TX		75067
(Address of principal executive offices)		Zip Code

(972) 219-3330

(Address of principal executive offices)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 and 3.02.  Entry into a Material Definitive Agreement and Unregistered Sales of Equity Securities.

                On April 19, 2006, the Company sold 10,016,907 shares of its common stock at $4.90 per share (an aggregate of approximately $49.1 million) in a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), and Regulation D thereunder, to selected accredited investors.  The shares were sold pursuant to a Stock Purchase Agreement.  We expect to raise additional gross proceeds of approximately $900,000 under this offering by the end of April 2006 under commitments that remain to be funded.  The Company will file a registration statement under the Securities Act to register the resale of the shares.  The Company plans to use the proceeds of the offering to pay $12 million to UG under the new long-term delivery contract executed March 2006 and the remainder for capital costs for upgrades to the Rosita plant, permitting and development drilling for Rosita, delineation drilling for properties contiguous to the Rosita plant, land acquisition and exploration costs and working capital.  The Company paid a 6% fee (3% in cash and 3% in common stock) to a placement agent in connection with the offering.

Item 8.01.  Other Events

                On April 21, 2006, the Company filed an amendment to its annual report on Form 10-KSB for the year ended December 31, 2005 (“10-KSB/A”).  Such 10-KSB/A provided the disclosure required by Items 9, 10, 11, 12 and 14 of Form 10-KSB which had previously been incorporated by reference to the Company’s Definitive Proxy Statement for the Company’s 2006 Annual Meeting of Stockholders and was revised to disclose additional information including the reverse stock split which took effect April 10, 2006 and the unregistered sale of equity securities which occurred on April 19, 2006.

Item 9.01.  Financial Statements and Exhibits

Exhibit 10.39	Stock Purchase Agreement, dated as of April 19, 2006, by and between Uranium Resources, Inc. and accredited investors.

Exhibit 99.1	Press Release dated April 19, 2006.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

URANIUM RESOURCES, INC.

Date: April 24, 2006	/s/ Thomas H. Ehrlich
Thomas H. Ehrlich
Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.39	Stock Purchase Agreement, dated as of April 19, 2006, by and between Uranium Resources, Inc. and accredited investors.

99.1	Press Release dated April 19, 2006